Exhibit 2.1

Execution Version

MACRILEN ACQUISITION AGREEMENT

dated as of

October 31, 2018

between

NOVO NORDISK HEALTHCARE AG

and

STRONGBRIDGE BIOPHARMA PUBLIC LIMITED COMPANY

#91416580v21

#91416580v21

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MACRILEN ACQUISITION AGREEMENT

MACRILEN ACQUISITION AGREEMENT (this “Agreement”) dated as of October 31, 2018 between Novo Nordisk Healthcare AG, a Swiss corporation (“Buyer”), and Strongbridge Biopharma Public Limited Company, an Irish public limited company (“Seller”).

W I T N E S S E T H:

WHEREAS, prior to the Closing, Seller shall conduct the Restructuring;

WHEREAS, Seller is the legal and beneficial owner of the Company Shares; and

WHEREAS, Seller has agreed to grant a Call option to Buyer and Buyer has agreed to grant a Put option to Seller in respect of the Company Shares on the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.                          Definitions.  The following terms, as used herein, have the following meanings:

“Action” means any civil, criminal or administrative actions, suits, demands, claims, hearings, complaints, notices of violation, investigations, proceedings, demand letters, settlements, enforcement actions or proceedings before or initiated by, or under the supervision of any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise).

“Agreement” has the meaning given to that term in the Preamble.

“Annual Net Sales” means the Net Sales recorded in a given calendar year by Buyer, its Affiliates, licensees and sub-licensees.

“Anticipated Migration Tax Rate” means 12.5%.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise and whether civil, criminal or administrative), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, applied, enforced or upheld by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means any day, other than a Saturday, Sunday, public holiday or a day on which banks in Ireland, Denmark or in the State of New York are authorized or required by law or executive order to be closed.

“Buyer” has the meaning given to that term in the Preamble of this Agreement.

“Buyer Board” means the board of directors of Buyer.

“Buyer Fundamental Representations” has the meaning given to the term in Section 9.01.

“Buyer Indemnified Parties” has the meaning given to the term in Section 9.02.

“Buyer Material Adverse Effect” means a material adverse effect on Buyer’s ability to consummate the Transactions.

“Buyer Warranty Breach” has the meaning given to the term in Section 9.03(i).

“Call Option” has the meaning given to that term in Section 2.02.

“Closing” has the meaning given to that term in Section 3.04.

“Closing Date” has the meaning given to that term in Section 3.04.

“Code” means the Irish Taxes Consolidation Act 1997.

“Collaboration Partner” means (i) any partner or other Third Party which pursuant to a Contract with Seller or any of its Subsidiaries co-develops or has a license to develop the Product, or (ii) any other pharmaceutical manufacturer which pursuant to a Contract with Seller or any of its Subsidiaries co-promotes or has a license to promote the Product.

“Combination Product” means any and all pharmaceutical preparations containing (a) the same active pharmaceutical ingredient as the Product and (b) one or more additional agents having a meaningful therapeutic effect (whether coformulated or copackaged with the active pharmaceutical ingredient described in clause (a)).

“Companies Act” means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together as one with the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force.

“Company” means Strongbridge Ireland Limited, an Irish private company limited by shares.

“Company Constitution” means the Constitution of the Company.

“Company Disclosure Letter” means the disclosure letter delivered by Seller to Buyer on the date hereof.

“Company Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Company, excluding any such effect to the extent resulting from (A) changes in general economic conditions, or changes in securities, credit or other financial markets, in the United States or Europe or conditions generally affecting the pharmaceutical or biotechnology industries, (B) changes (including changes or proposed changes) of Applicable Law or FRS 102 or the interpretation or enforcement thereof, (C) acts of war, sabotage or terrorism or natural disasters or public health crises involving the United States or European countries, (D) the negotiation, announcement or pendency of this Agreement and the Transactions, including the identity of, or the effect of any fact or circumstance relating to, Buyer or any of its Affiliates or any communication by Buyer or any of its Affiliates regarding plans, proposals or projections with respect to the Company or its employees, (E) the effects of (1) any breach by Buyer of the terms of this Agreement or (2) any action that Buyer directs the Company to take or to which Buyer specifically consents pursuant to this Agreement, or (F) any failure of the Company to meet any internal or public projections, forecasts, estimates of earnings or revenues, except (1) in the case of clauses (A), (B) and (C), to the extent such changes or events materially and disproportionately affect the Company relative to other participants in the industry in which the Company operates, and (2) the exceptions set forth in clauses (F) shall not prevent or otherwise affect a determination that any fact, change, event, occurrence or effect underlying or that may have contributed to such decline or failure has resulted in or contributed to a Company Material Adverse Effect, or (ii) the Company’s ability to consummate the Transactions.

“Company Securities” has the meaning given to it in Section 4.05(c).

“Company Shares” means all of the unconditionally allotted or issued, outstanding and fully paid ordinary shares with a nominal value of €1.00 each in the share capital of the Company.

“Competition Law” means Applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

“Competitive Product” means with respect to a Product, a drug product that (i) is approved under 21 U.S.C. 355(j) (or any successor law), (ii) is rated by the FDA to be therapeutically equivalent to such Product, and (iii) is legally substitutable for such Product at the pharmacy under applicable state laws.

“Confidentiality Agreement” means the mutual nondisclosure agreement between Seller and Novo Nordisk A/S dated as of August 17, 2018 and as it may be further amended in writing by the parties thereto from time to time.

“Connected Person” means a person connected with a director of the Company within the meaning of section 220 of the Companies Act.

“Contract” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Cover” means, with respect to the Product and any Valid Claim, that, in the absence of ownership of, or a license granted under, such Valid Claim, the manufacture, use, offer for sale, sale or importation of the Product would infringe such Valid Claim.

“Covered Tax” means (A) Tax of the Company described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period, other than Taxes related to the Migration, except as set forth in Clause (E) below, (B) Tax described in clause (ii) of the definition of Tax, (C) Tax of the Company resulting from a breach by the Company of a representation, covenant or agreement contained herein, (D) Tax resulting from or related to the Restructuring, including any clawbacks of reliefs granted in connection therewith as a result of the transactions contemplated hereby, and (E) the excess, if any, of the Tax actually imposed by Ireland as a result of or related to the Migration over the Tax that would have been imposed as a result of the Migration at the Anticipated Migration Tax Rate.  For purposes of clause (A) above, Taxes for a Straddle Tax Period will be apportioned to the portion of the period ending on and including the Closing Date using the following conventions: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount apportioned to the portion of the Straddle Tax Period ending on and including the Closing Date will be determined by multiplying the Taxes for the entire Straddle Tax Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Tax Period; and (ii) in the case of all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes) the amount apportioned to the portion of the Straddle Tax Period ending on and including the Closing Date will be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Tax Period ending on and including the Closing Date using a “closing of the books methodology.”  For purposes of clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) will be apportioned to the portion of the Straddle Tax Period ending on and including the Closing Date based on the relative number of days in such portion of the Straddle Tax Period as compared to the number of days in the entire Straddle Tax Period.

“Damages” means any and all claims, costs, losses, liabilities, obligations, fines, penalties, awards, damages, diminution in value and expenses (including reasonable fees and expenses of counsel and other professionals and expenses of investigation); provided that, for the purposes of Article 9, except to the extent awarded in respect of a Third-Party Claim, Damages shall not include punitive damages.

“DOJ” has the meaning given to that term in Section 6.02(a).

“email” has the meaning given to that term in Section 11.01.

“End Date” has the meaning given to that term in Section 10.01(b)(i).

“Exchange Act” means the United States Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Excluded Liabilities” has the meaning given to that term in Section 3.01.

“Exercise Notice” means the written notice given by Seller in accordance with Section 2.06 or the written notice given by Buyer in accordance with Section 2.07;

“FDA” means the United States Food and Drug Administration.

“FDCA” means the United States Federal Food, Drug and Cosmetic Act.

“First Royalty Period” has the meaning given to that term in Section 3.06(a)(i).

“Fraud” means, with respect to any party, fraud of such party, demonstrated based on clear and convincing evidence and satisfying all of the following elements: (1) a false representation was made of a material fact, (2) the party making the representation did so intentionally and had conscious awareness that it was untrue, (3) the intentional misrepresentation was made with the intent to deceive and for purposes of inducing reliance of the recipient of such representation upon such representation, (4) the recipient of such representation justifiably relied on such representation, and (5) the recipient of such representation suffered damages as a result of such justifiable reliance.

“FTC” has the meaning given to that term in Section 6.02(a).

“FRS 102” means FRS 102 The Financial Reporting Standard Applicable in the UK and Republic of Ireland.

“Governmental Approvals” has the meaning given to the term in Section 6.02(a).

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Health Authority” means the Governmental Authorities which administer Health Laws including the FDA, the Centers for Medicare & Medicaid Services (CMS), the U.S. Department of Health and Human Services (HHS) Office of the Inspector General (OIG), the European Medicines Agency and other equivalent agencies.

“Health Law” means any Applicable Law of any Governmental Authority (including multi-country organizations) the purpose of which is to ensure the safety, efficacy and quality of medicinal and pharmaceutical products by regulating the research, development, manufacturing and distribution of these products, including Applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, including, the FDCA, the U.S. Public Health Service Act (42 U.S.C. Chapter 6A), the federal Anti- Kickback Statute (42 U.S.C. §1320a-7b), the federal civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal Exclusion Laws (42 U.S.C. § 1320a-7), the Federal Health Care Fraud Law (18 U.S.C. § 1347), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), TRICARE (10 U.S.C. Section 1071 et seq.), Health Insurance Portability and Accountability Act of 1996, (42 U.S.C. § 1320d et seq.), as amended by the Health Information

Technology for Economic and Clinical Health Act, the General Data Protection Regulation (EU) 2016/679, all laws relating to the disclosure of payments or other value to healthcare providers, including but not limited to the Physician Payments Sunshine Act (42 C.F.R. § 401-403), the federal Controlled Substances Act (21 U.S.C. § 801 et. seq.), in each case as applicable to pharmaceutical manufacturers, and any rules, regulations, and binding guidances promulgated thereunder and all other comparable federal, state, local, and foreign equivalents.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IND” has the meaning given to it in Section 4.08(b).

“Indebtedness” means any and all (i) indebtedness for borrowed money, whether current or funded, secured or unsecured, including that evidenced by notes, bonds, debentures or other similar instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) amounts owed with respect to drawn letters of credit, (iii) cash overdrafts, and (iv) outstanding guarantees of obligations of the type described in clauses (i) through (iii) above.

“Indemnified Party” has the meaning given to it in Section 9.04(a).

“Indemnifying Party” has the meaning given to it in Section 9.04(a).

“Intellectual Property Rights” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names, logos, social media identifiers, trade names and other indications of origin, in any jurisdiction, and the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) national and multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application (“Patents”), (iii) trade secrets, know-how, specifications, processes, methods, formulae, schematics, drawings, blue prints, utility models, designs, technology, software, inventions, discoveries and improvements, manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, medical information, technical information, research records, marketing, advertising and promotional materials, customer and sales information, product literature, training materials, customer, vendor and supplier lists, and any and all similar data and information (“Know-How”), (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights, (vi) any similar intellectual property or proprietary rights and (vii) rights to sue, counterclaim and recover for all past, present and future infringement, misappropriation, dilution or other violations with respect to any of the foregoing.

“Ireland” means the island of Ireland, excluding Northern Ireland (the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone), and the word “Irish” shall be construed accordingly.

“Inventory” means the finished good inventory, ancillary kits and demo kits used with the Product and owned by Strongbridge U.S. Inc.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or licensed or leased by the Company pursuant to any written agreement (excluding any public networks).

“knowledge of Seller” or “Seller’s knowledge” means the actual knowledge of the individuals listed in Section 1.01(b) of the Company Disclosure Letter.

“Legal Restraint” has the meaning given to the term in Section 8.01(c).

“Liability” means any debt, liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, due or to become due, or determined, determinable or otherwise.

“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights, other than off-the-shelf commercially available software generally available on non-discriminatory pricing terms, owned by a third party and licensed or sublicensed to Seller or any of its Affiliates and related to the Product, or for which Seller or any of its Affiliates has obtained a covenant not to be sued related to the Product, including the Intellectual Property Rights granted by Aeterna under the Product License Agreement.

“Licensed Registered IP” has the meaning given to that term in Section 4.11(a).

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Migration” means the completion of such steps as are necessary or appropriate in order to change the tax residence of the Company from Ireland to Switzerland.

“NDA” means a New Drug Application, as defined in the FDCA.

“Net Sales” shall be calculated in the same manner as Buyer calculates net sales reported to its shareholders, and means all revenues, recognized in accordance with the International Financial Reporting Standards applied on a consistent basis, from the sale of the Product by Buyer, its Affiliates, licensees or sub-licensees, less the following deductions:

(a) credits or allowances actually granted for damaged Product, returns or rejections of Product, price adjustments and billing errors;

(b) governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;

(c) normal and customary trade, cash and quantity discounts, allowances and credits actually allowed or paid;

(d) warehousing, shipping, distribution, freight, packing, transportation costs, including insurance; and

(e) sales taxes, VAT taxes and other taxes directly linked to the sales of Product to the extent separately specified and included in the gross amount invoiced.

Net Sales shall not include sales to Affiliates or to contractors, or licensees engaged by or partnered with Buyer to develop, promote, co-promote, market, sell or otherwise distribute the Product, solely to the extent that such Affiliate, contractor or licensee purchasing the Product intends to resell such Product to a Third Party. However, subsequent sales of Product by such Affiliates, contractors, or licensees of Buyer to a Third Party shall be included in the Net Sales when sold in the market for end-user use.

For Net Sales of a Product sold as a Combination Product, the Net Sales of such a Combination Product in a country will be determined by multiplying the Net Sales of such Combination Product by the fraction of A/(A+B), where A is the average unit selling price of the Product sold separately in that country and B is the total average unit selling price of the second pharmaceutical product, when sold separately in that country. In no event shall Product be sold or supplied as part of a Combination Product, wherein Product is used as a loss leader. If neither the Product nor second pharmaceutical product B included in the Combination Product are sold separately, then the Parties shall negotiate in good faith the value of the product B included in the Combination Product that are to be deducted from the Net Sales of the Combination Product in determining the Net Sales of the Product contained in the Combination Product.

Net Sales shall be calculated and reported in U.S. Dollars. With respect to Net Sales invoiced in a currency other than U.S. Dollars such amounts and amounts payable will be expressed in such currency and converted to U.S. Dollars using the exchange rate mechanism generally applied by such Party, provided that such mechanism is in compliance with the International Financial Reporting Standards.

“New Corporate Name” has the meaning given to that term in Section 6.09(a).

“Ordinary Shares” means ordinary shares of €1.00 each in the share capital of the Company.

“Organizational Documents” means the constitution, articles of association, articles of incorporation, certificate of incorporation or bylaws or other equivalent organizational document, as appropriate.

“Orphan Drug” means a drug intended for the safe and effective treatment, diagnosis or prevention of a disease, disorder or condition that (a) is considered rare, or (b) is not expected to be profitable, in each case as defined in Applicable Law or applicable regulatory requirements.

“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by Seller or any of its Affiliates and related to the Product.

“Owned Registered IP”  has the meaning given to that term in  Section 4.11(a).

“Parties” means Buyer and Seller, and “Party” shall mean either Buyer or Seller.

“Patents” has the meaning given to that term in the definition of “Intellectual Property Rights.”

“Permits” has the meaning given to that term in Section 4.08(b).

“Permitted Liens” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded in accordance with FRS 102, (ii) landlords’, lessors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens incurred in the ordinary course of business consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or use of the property subject thereto, and (v) Liens that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

“Person” or “person” means an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Authority or any department, agency, political subdivision or instrumentality thereof.

“Pre-Closing Tax Period” means any Tax period ending on (and including) or before the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending on (and including) the Closing date.

“Product Assets” has the meaning given to that term in Section 3.01.

“Product” means any pharmaceutical product containing the Product API, including the product developed by Aeterna for assessing growth hormone deficiency in adults and persons 18 years of age or younger (including neonates, infants and adolescents) and approved by the FDA for marketing in the United States under the Product NDA.

“Product API” means the active pharmaceutical ingredient macimorelin acetate, and any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug, racemate, polymorph, chelate, stereoisomer, tautomer, or optically active form of any of the foregoing.

“Product Contract” has the meaning given to that term in Section 4.13(a).

“Product Intellectual Property Rights” means any and all Owned Intellectual Property Rights and Licensed Intellectual Property Rights.

“Product Know-How” has the meaning given to that term in Section 6.07.

“Product License Agreement” means that certain License and Assignment Agreement dated January 16, 2018 by and between Aeterna Zentaris GmbH (“Aeterna”) and the Company.

“Product NDA” means the new drug application filed with and approved by the FDA having NDA number 205598.

“Product Registration Transfer Date” has the meaning given to that term in Section 6.09(a).

“Product Sale” means a sale, conveyance, transfer or other disposition of all or substantially all of Buyer’s, the Company’s and their respective Affiliates’ rights in and to the Product (including all Product Intellectual Property Rights) to a third party, through one or more transactions or series of transactions, excluding, for the avoidance of doubt, (i) sales of the Product in the ordinary course of business, (ii) any license or sublicense to a third party of all or any portion of the rights of Buyer, the Company and their respective Affiliates in or to the Product (including any Product Intellectual Property Rights) and (iii) a direct or indirect change of control of Buyer.

“Product Transition Date” has the meaning given to that term in Section 6.09(b).

“Purchase Price” has the meaning given to that term in Section 3.05(a).

“Put Option” has the meaning given to that term in Section 2.01.

“Recall” has the meaning given to that term in Section 4.09(a)(i).

“Referee” has the meaning given to that term in Section 7.05.

“Regulatory Exclusivity” means those exclusive marketing rights (other than Patent exclusivity) granted by the FDA as further described in: https://www.fda.gov/downloads/drugs/developmentapprovalprocess/smallbusinessassistance/ucm447307.pdf.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Representatives” means in relation to any Person, its Subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors.

“Restructuring” has the meaning given to that term in Section 3.01.

“Royalty Period” has the meaning given to that term in Section 3.06(a)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Second Royalty Period” has the meaning given to that term in Section 3.06(a)(ii).

“Seller Names and Marks” means the name and mark “Strongbridge Biopharma” and the logo thereof as set forth in Section 1.01(a) of the Company Disclosure Letter.

“Securities Act” means the United States Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Seller Fundamental Representations” has the meaning given to that term in Section 9.01.

“Seller Indemnified Parties” has the meaning given to that term in Section 9.03.

“Seller Warranty Breach” has the meaning given to that term in Section 9.02(i).

“Services Agreement” means the agreement among Buyer, Seller and a Subsidiary of Seller on the terms set forth in the Term Sheet attached hereto as Exhibit A.

“Share Purchase Agreement” means that certain Share Purchase Agreement dated as of October 31, 2018 between Seller and Buyer relating to the purchase and sale of the Purchased Shares (as defined therein).

“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax Authority” means any Governmental Authority responsible for the assessment, collection or enforcement of laws relating to Taxes or for making any decision or ruling on any matter relating to Tax (including the Swiss Tax authorities and the Irish Revenue Commissioners).

“Tax” means (i) any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, pay related social insurance, excise tax, premium, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, escheat or unclaimed property, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, duty (including any customs duty) or other tax or charge of any kind whatsoever, including any charge or amount (including any fine, penalty, interest or other additions thereto) related thereto, imposed, assessed or collected by or under the authority of any Governmental Authority and (ii) any liability for the payment of any amount of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, controlled, fiscal, combined, unitary or aggregate group or being a transferee of or successor to any Person or as a result of any express obligation to assume such Taxes or to indemnify any other Person.

“Tax Claim” has the meaning given to it in Section 9.04(c).

“Tax Contest” means any Tax audit, examination, review or other Proceeding with respect to any Taxes or Tax Returns of the Company that relate to any Pre-Closing Tax Period or Straddle Tax Period.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Tax Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements binding the Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding customary commercial agreements entered into in the ordinary course of business and the principal purpose of which is not the sharing of Taxes).

“Third Party” means any Person other than Buyer or any of its Affiliates or licensees.

“Third-Party Claim” has the meaning given to it in Section 9.04(a).

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Share Purchase Agreement, the Services Agreement and the TSA.

“Transactions” means the transactions contemplated by this Agreement.

“TSA” has the meaning set forth in Section 6.08.

“U.S. Dollars” or “$” means United States dollars, the lawful currency of the United States of America.

“U.S.” or “United States” means the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction.

“Valid Claim” means any issued and unexpired claim in a United States Patent included in the Product Intellectual Property Rights that has not been (i) held to be permanently revoked, unenforceable, unpatentable or invalid by a court or Governmental Authority of competent jurisdiction in a final decision that is unappealable or unappealed within the time allowed for appeal or (ii) admitted to be invalid, unenforceable or unpatentable, including through reissue proceedings or disclaimer.

“VAT” has the meaning given to that term in Section 4.12(o).

“€” means the lawful currency of Ireland.

Section 1.02.                          Construction.

(a)                        In this Agreement, words such as “hereunder”, “hereto”, “hereby”, “hereof” and “herein” and other words of similar meaning when used in this Agreement shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)                        In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, subsection, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c)                         In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)                        In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e)                         In this Agreement, the term “officers” shall be construed to mean corporate officers and executive officers.

(f)                          In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)                         In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

(h)                        In this Agreement, the phrase “all reasonable endeavors” and words of similar import shall not be construed to mean that a Party must take, or procure the taking of, any action that would be commercially unreasonable under the circumstances.

(i)                            For the purposes of this Agreement, any document which is described as being “provided”, “delivered”, “furnished”, “made available” or other similar reference to Buyer or any of its Subsidiaries shall only be treated as such if true and complete copies of such documents have been put in the data room prepared by the Company in a location accessible to

Buyer or any of its Subsidiaries or its Representatives (subject to “clean room” restrictions) that have been granted access to such data room at least two days prior to the date hereof.

(j)                           In this Agreement, the phrase “ordinary course of business” and words of similar import shall be deemed to mean ordinary course of business consistent with past practice.

Section 1.03.                          Captions.  The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

Section 1.04.                          Time.  References to times are to U.S. Eastern times unless otherwise specified.

ARTICLE 2

PUT AND CALL OPTIONS

Section 2.01.                          Put Option.  Subject to the conditions set forth in Article 8 (other than such conditions as may, by their terms, only be satisfied at Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions) and in consideration of Seller granting Buyer the Call Option referred to in Section 2.02, Buyer grants to Seller an option to require Buyer to purchase all of the Company Shares on the terms set out in this Agreement (the “Put Option”).

Section 2.02.                          Call Option.  Subject to the conditions set forth in Article 8 (other than such conditions as may, by their terms, only be satisfied at Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions) and in consideration of Buyer granting Seller the Put Option referred to in Section 2.01, Seller grants to Buyer an option to purchase all of the Company Shares on the terms set out in this Agreement (the “Call Option”).

Section 2.03.                          Put Option Period.  The Put Option may only be exercised after the date on which the last of the conditions set out in Article 8 have been satisfied or waived in accordance with Article 8 and if the Put Option is not exercised on or before the End Date, it shall lapse.

Section 2.04.                          Call Option Period.  The Call Option may only be exercised after the date on which the last of the conditions set out in Article 8 have been satisfied or waived in accordance with Article 8 and if the Call Option is not exercised on or before the End Date, it shall lapse.

Section 2.05.                          Date of Exercise.  For the purposes of Section 2.03 and Section 2.04, the date of exercise of the Put Option and/or Call Option is the date on which the Exercise Notice is given and not the date on which the Exercise Notice is deemed to be received in accordance with Section 11.01.

Section 2.06.                          Exercise of Put Option.  Subject to Section 2.03, the Put Option shall be exercised only by Seller giving Buyer an Exercise Notice in accordance with Section 11.01.  The Put Option may be exercised only in respect of all (and not some only) of the Company Shares.

Once given, an Exercise Notice in respect of the Put Option may not be revoked without the written consent of Buyer. The Exercise Notice shall include:

(a)                        the date on which the Exercise Notice is given;

(b)                        a statement to the effect that Seller is exercising the Put Option; and

(c)                         a signature by or on behalf of Seller.

Section 2.07.                          Exercise of Call Option.  Subject to Section 2.04, the Call Option shall be exercised only by Buyer giving Seller an Exercise Notice in accordance with Section 11.01.  The Call Option may be exercised only in respect of all (and not some only) of the Company Shares. Once given, an Exercise Notice in respect of the Call Option may not be revoked without the written consent of Seller. The Exercise Notice shall include:

(a)                        the date on which the Exercise Notice is given;

(b)                        a statement to the effect that Buyer is exercising the Call Option; and

(c)                         a signature by or on behalf of Buyer.

ARTICLE 3
RESTRUCTURING; PURCHASE AND SALE

Section 3.01.                          Restructuring.  Prior to the Closing, (a) Seller shall, and shall cause each of its Affiliates to, assign and transfer to the Company all right, title and interest in, to and under (i) the assets, properties and business (other than Intellectual Property Rights and the Product License Agreement) used primarily in the use, sale, offer for sale, development, manufacture, distribution, importation, commercialization or other exploitation of the Product by Seller or any of its Affiliates and (ii) the Product Intellectual Property Rights and the Product License Agreement, in the case of each of clauses (i) and (ii), free and clear of all Liens (collectively, the “Product Assets”) (other than any such Product Asset then held by the Company and Strongbridge U.S. Inc.; provided that, subject to Section 3.02, at the Closing, any Product Assets held by Strongbridge U.S. Inc. shall be transferred to Buyer or an Affiliate thereof designated by Buyer, including the Company) and (b) the Company shall assign and transfer to Seller or any of its Affiliates that are not the Company (i) all of its right, title and interest in, to and under the assets, properties and business, of every kind and description, that are not Product Assets, (ii) all of its Liabilities in existence as of the Closing, including, without limitation, product liabilities and all Liabilities under the Product License Agreement attributable to or arising out of the period prior to Closing but excluding any Liabilities under any intercompany loan entered into by the Company with Seller or any Seller Affiliate in connection with (A) the entry into the Product License Agreement by the Company and/or (B) any Product Assets, (iii) the employment, engagement or contractor relationship of any employee, contractor or consultant of the Company, as well as any and all Liabilities relating to or arising out of the Company’s relationship with any individual who is currently or has been at any time in the past or was considered or applied to be at any time, an employee, consultant or independent contractor of the Company and (iv) any Liabilities, arising at any time before or after the Closing, in respect of any employee benefit plan sponsored, maintained or contributed to by or required to be contributed to by Seller, the Company or any of their Affiliates (such Liabilities, together with any other Liabilities as of the Closing of Seller and its Subsidiaries, “Excluded Liabilities”) (collectively, the “Restructuring”).  Seller shall provide Buyer and its Representatives reasonable opportunity to review in advance (and consider in good faith any comments made by Buyer or its Representatives in relation to) any documents relating to the Restructuring.

Section 3.02.                          Assignment of Contracts and Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Product Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Product Asset or in any way adversely affect the rights of assignor or assignee thereunder.  Seller and Buyer shall use their reasonable best efforts (but without any payment of money) to obtain the consent of such third parties to any such Product Asset or any claim or right or any benefit arising thereunder for the assignment thereof as contemplated hereunder.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of assignor thereunder so that the assignee would not in fact receive all such rights, Seller and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller or one of its Affiliates against a third party thereto.

Section 3.03.                          Purchase and Sale.  Upon the terms and subject to the exercise of either the Put Option or the Call Option in accordance with Article 2 and the other conditions of this Agreement, at the Closing, Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase from Seller, the Company Shares and, subject to Section 3.02, the Product Assets of Strongbridge U.S. Inc., free and clear of any Lien (other than restrictions on transfer under applicable securities laws).

Section 3.04.                          Closing.  The closing of the purchase and sale of the Company Shares hereunder (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or remotely by the exchange of documents and signatures (or their electronic counterparts) on the date which is three Business Days after the date the Exercise Notice is given (provided that the Exercise Notice may not be delivered prior to December 5, 2018); provided, further that either the Put Option or the Call Option has been exercised in accordance with Article 2, or at such other time or place as Buyer and Seller may mutually agree (such date, the “Closing Date”).

Section 3.05.                          Closing Deliverables.  At the Closing:

(a)                        As consideration for the purchase of the Company Shares, Buyer shall pay, or cause to be paid, $145,000,000, minus any amount paid by Buyer pursuant to Section 3.05(b) (the “Purchase Price”) to Seller by wire transfer of immediately available funds to the account of Seller identified by Seller at least two Business Days prior to the Closing (for the avoidance of doubt, the royalty payments to be made in accordance with Section 3.06 and Section 3.07 shall be treated as further consideration for the acquisition of the Company Shares).

(b)                        Buyer shall put the Company in funds to enable it to repay any debts that the Company owes to Seller or any of Seller’s Subsidiaries as at Closing up to a maximum of $145,000,000 and shall procure that the Company immediately repays such debt in full (up to such maximum) and the balance of the Purchase Price shall be the consideration for the Company Shares. All of Buyer’s obligations in the previous sentence shall be discharged in full by Buyer complying with its payment obligations in Section 3.05(a).

(c)                         Seller shall deliver to Buyer:

(i)             duly executed transfers of the Company Shares to Buyer together with the share certificate(s) for the Company Shares;

(ii)          a valid Irish tax reference number (within the meaning of the Stamp Duty (e-stamping of Instruments and Self-Assessment) Regulations 2012) for Seller and/or any registered owner of the Company Shares other than Seller, sufficient for Irish stamp duty purposes;

(iii)       such other documents, including any waivers or consents, as Buyer may require to enable Buyer to be registered as holders of the Company Shares;

(iv)      Organizational Documents, the seals, statutory books, registers and minute books (duly completed and written up to date), books of account, licenses, agreements, policies of insurance and all other books, documents or records, papers, correspondence and files of the Company;

(v)         upon Buyer’s written request prior to Closing, the written resignation of the auditors of the Company executed under seal and in the agreed form and incorporating a statement complying with section 400 of the Companies Act that there are no circumstances connected with the resignation that they consider should be brought to the notice of the members or creditors of the Company;

(vi)      the written resignations of the directors and the secretary of the Company (or such of them as Buyer may require) from their respective offices in the Company (and as employees of the Company if necessary), executed under seal and in the agreed form;

(vii) copies of all bank mandates of the Company together with original bank statements issued by the Company’s bankers showing the current and deposit account balances of the Company at the close of business on the last Business Day preceding the Closing and all check books of the Company in current use and the cashbook balances of the Company at the Closing with reconciliation statements reconciling such balances with the bank statements referred to above;

(viii) appropriate forms to amend the mandates given by the Company to its bankers;

(ix)      an irrevocable power of attorney in a form reasonably acceptable to Buyer whereby Buyer is appointed as the attorney of the Seller to receive notices of and to attend and vote at any meetings of the Company during the period while the Seller and/or its nominee(s) remain(s) as the registered holder of the Company Shares;

(x)         evidence satisfactory to Buyer of the release of all mortgages and charges over the Company Shares and/or assets of the Company;

(xi)      evidence on terms satisfactory to the Company of the release of any and all guarantees or indemnities or security given by the Company for the benefit of Seller or any of its Subsidiaries, or the directors of any of them;

(xii) duly executed Irish Companies Registration Office Forms C6 relating to each existing charge registered at the Companies Registration Office at Closing with a charge status of “not satisfied” each signed by the Company or the relevant charge holder;

(xiii)  evidence on terms satisfactory to the Company of the release of all monies owing or owed to the Company (whether then due for payment or not) by Seller, any Affiliate of Seller or the directors thereto, any of the directors of the Company and/or by any Connected Person;

(xiv) if required by Buyer, assign and/or deliver to the Company any asset whatsoever (including bank balances, agencies or appointments) in its name or in the name of any other person not being the Company which asset is beneficially owned by the Company or is used by or required by the Company for the purposes of its business as carried on at Closing; and

(xv)  evidence on terms reasonably satisfactory to Buyer of the assignment and transfer of the Product Assets from Seller and its Affiliates to the Company as contemplated by the Restructuring.

(d)                        In addition, Seller shall in writing and under seal on its own behalf and on behalf of Seller and each of its Affiliates:

(i)             irrevocably waive any and all claims against the Company or its directors, agents or employees which Seller and/or each of Seller’s Affiliates may have outstanding at Closing, excluding, the amount of up to $145,000,000 (but no more) owing in respect of under any intercompany loan entered into by the Company with Seller or any Seller Affiliate in connection with (A) the entry into the Product License Agreement by the Company and/or (B) any Product Assets; and

(ii)          acknowledge on terms satisfactory to Buyer that the Company is not indebted to Seller or any Affiliate of Seller, or any director of any of them.

(e)           Seller shall procure that board meetings of the Company shall be held at which:

(i)             such persons as Buyer may nominate shall be appointed additional directors and secretary of the Company;

(ii)          the transfers referred to in paragraph (c) of this Section 3.05 shall be approved (subject to the payment of stamp duty thereon, if applicable);

(iii)       the resignations referred to in paragraphs (c)(v) and (c)(vi) of this Section 3.05 shall be submitted and accepted;

(iv)      the registered offices of the Company shall be changed to such address(es) in Ireland as Buyer may nominate; and

(v)         the existing bank mandates of the Company shall be cancelled and replaced by new mandates in such form as Buyer shall require.

Section 3.06.                          Royalty Payments; Reductions.

(a)                        Subject to the remainder of this Section 3.06, Buyer shall pay to Seller, in accordance with Section 3.07, a royalty (which for the avoidance of doubt shall be treated as further consideration for the acquisition of the Company Shares) in the amount of:

(i)             Twelve percent (12%) of Annual Net Sales of the Product in the United States during the period beginning on January 1, 2019 and ending on December 31, 2021 (the “First Royalty Period”); and

(ii)          Four percent (4%) of Annual Net Sales of the Product in the United States during the period beginning on January 1, 2022 and ending on December 31, 2027 (the “Second Royalty Period” and, together with the First Royalty Period, the “Royalty Period”); provided that, Buyer shall pay Seller a royalty in the amount of eight percent (8%) of any portion of Annual Net Sales of the Product in the United States in any calendar year during the Second Royalty Period that is greater than One Hundred Million U.S. Dollars ($100,000,000.00).

For purposes of illustration only, if the Annual Net Sales of the Product in the United States during 2025 is One Hundred and Fifty Million Dollars ($150,000,000.00), the royalties due to Seller hereunder for such calendar year would be Eight Million Dollars ($8,000,000.00) (i.e., (4% x $100,000,000.00) plus (8% x $50,000,000.00)).

(b)                        Notwithstanding anything in Section 3.06(a) or anything else in this Agreement to the contrary:

(i)             if (A) for the period beginning on January 1, 2019 and ending on December 31, 2024, at any time there is (1) no Valid Claim that Covers the Product in the United States and (2) no Regulatory Exclusivity for Buyer or any of its Affiliates for the Product in the United States or (B) for the period beginning on January 1, 2025 and ending on December 31, 2027, at any time there is no Valid Claim that Covers the Product in the United States, then from and after any such time, Buyer shall not be required to pay any royalty to Seller; and

(ii)          if at any time during the Royalty Period, a Competitive Product is sold, offered for sale or otherwise made commercially available in the United States by a third party, then for each calendar year during the Royalty Period in which such Competitive Product is sold, offered for sale or made commercially available in the United States by a third party, Buyer shall have the right to reduce any royalties payable to Seller pursuant to Section 3.06(a) by fifty percent (50%).

Section 3.07.                          Reporting; Payments; Audits.

(a)                        Within thirty (30) days after the end of each calendar quarter during the Royalty Period, Buyer shall provide Seller with a statement of (i) the Net Sales of Product by Buyer and its Affiliates, licensees and sub-licensees in the United States during such calendar quarter, and (ii) a calculation of the amount of the royalty payment due on such Net Sales for such calendar quarter pursuant to Section 3.06.  Together with such calendar quarter statement, Buyer shall provide Seller with the royalty payments due for such calendar quarter pursuant to Section 3.06.  All amounts payable to Seller under this Section 3.07 shall be paid in United States dollars by wire transfer of immediately available funds into an account designated in writing by Seller.

(b)                        Buyer shall keep for a period of three (3) years books and records in sufficient detail to enable the royalty payments due under Section 3.06 to be adequately determined.  Once per calendar year, upon reasonable prior written notice, Seller shall have the right at its sole cost and expense to cause an internationally recognized independent certified public accountant reasonably acceptable to Buyer to examine and inspect such books and records solely during business hours and in the location(s) where such records are maintained by Buyer, but only to the extent necessary to verify the computation of royalties payable under Section 3.06.  Such books and records shall be deemed confidential information of Buyer under the Confidentiality Agreement, and such internationally recognized independent certified public accountant shall disclose to Seller only the royalty amount payable and the percentage under/overpayment by Buyer.  Such internationally recognized independent certified public accountant shall share its findings with Buyer prior to delivering its findings to Seller and shall provide Buyer the opportunity to in good faith discuss any discrepancies.  In the event that such examination determines that Buyer has underpaid royalties by more than five percent (5%), Buyer shall reimburse Seller for its reasonable and documented costs in conducting such examination.

(c)                         Any portion of any royalty payment payable pursuant to Section 3.06 not paid when due shall bear interest from the due date until the date of payment thereof at a per annum rate equal to two (2) percentage points above the prime rate as reported by the Wall Street Journal, from time to time, compounded annually; provided that interest shall not accrue at a rate that exceeds the maximum rate permitted by Applicable Law.

(d)                        Notwithstanding anything in this Agreement to the contrary, the rights of Seller under Section 3.06 and this Section 3.07, including the right to receive royalty payments, (i) are purely contractual rights and not a security for purposes of any Applicable Law, (ii) will not be represented by any form of certificate or instrument, (iii) do not give Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the equity securities of Buyer or any of its Affiliates and (iv) are not transferrable, assignable or redeemable (other than indirect transfers or assignments, transfers by operation of law or transfers or assignments to any Affiliate of Seller).

Section 3.08.                          Withholding.  Buyer shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as Buyer may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of Irish, state, local or non-Irish Tax law; provided, that if withholding can be reduced or eliminated through the collection of any Tax forms, then prior to withholding, such Persons entitled to payments pursuant to this Agreement shall be given a reasonable opportunity to deliver such Tax forms to the applicable withholding agent. To the extent that amounts are so withheld by Buyer with respect to any Person and paid over to the appropriate Taxing Authority, Buyer shall be treated as having satisfied its obligation to deliver the Purchase Price in full to such Person by delivering the Purchase Price net of such withheld amounts and such Person shall not have any claim or payment with respect to the Purchase Price attributable to such withheld amounts. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) under Applicable Law as of the date hereof, no amounts shall be withheld in respect of payments by Buyer to Seller under this Agreement, (ii) they do not believe that any withholding is required under section 980 of the Code, provided, however, that if Buyer is obliged to withhold tax from the consideration pursuant to section 980 of the Code but did not do so, Seller shall refund to Buyer the amount that ought to have been withheld by Buyer;  and (iii) if Buyer takes any action, including but not limited to an assignment of its rights and obligations under this Agreement to an Affiliate, that leads to the imposition of withholding Tax liability on Seller that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, Buyer will gross-up its payment to Seller under this Agreement in respect of any such additional or increased withholding Tax liability (except to the extent that Seller can reclaim it, provided that Seller will be reimbursed for any reasonable out of pocket costs incurred in the reclaim).

Section 3.09.                          Transfer of Product.  Solely during the period in which Buyer is required to make any royalty payments to Seller pursuant to Section 3.06(a) of this Agreement, neither Buyer nor any of its Affiliates shall effect any Product Sale to any Person that is not an Affiliate unless all of the following requirements are satisfied: (i) such Person in such Product Sale expressly agrees in writing to be bound by the obligations of Buyer with respect to the payment of royalties under Section 3.06 and Section 3.07 of this Agreement and (ii) prior to or simultaneously with the consummation of such Product Sale, (A) Buyer provides written notice to Seller of such Product Sale and (B) Buyer pays or causes to be paid to Seller all royalty payments that have become due and payable under this Agreement prior to such consummation of such Product Sale.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER AND THE COMPANY

Except as disclosed in the reports and other documents filed or furnished to the SEC by Seller on or following January 1, 2018 and at least five Business Days prior to the date hereof or as set forth in the Company Disclosure Letter, Seller represents and warrants to Buyer as of the date hereof and as of the Closing that:

Section 4.01.                          Corporate Existence and Power.  Seller is a public company limited by shares duly incorporated and validly existing under the laws of Ireland and has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the Transactions.  The Company is a private company limited by shares duly incorporated and validly existing under the laws of Ireland and has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Seller is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary or applicable, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the Transactions.  The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary or applicable, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Seller has heretofore made available to Buyer true and complete copies of the Company Constitution.

Section 4.02.                          Corporate Authorization.  Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the board of directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes the valid and binding agreement of Buyer, constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

Section 4.03.                          Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Transactions requires no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with the provisions of the Companies Act, (ii) compliance with any applicable requirements of the HSR Act and any other Competition Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws and (iv) any actions, authorizations, consents, approvals or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04.                          Non-Contravention.  The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Constitution or equivalent Organizational Documents of Seller, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any payment to or consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Seller or the Company or any of Seller’s Subsidiaries is entitled under any provision of any Contract or other instrument binding on Seller or the Company or any of Seller’s Subsidiaries or any Contract, license, franchise, Permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Seller or the Company and Seller’s Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company, with only such exceptions, in the case of each of Sub-Clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.                          Capitalization.

(a)                        The authorized share capital of the Company is unlimited and consists of ordinary shares of €1.00 each. There is currently one Company Share in issue.

(b)                        The Company Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c)                         There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote (excluding any rights on enforcement of security)) on any matters on which shareholders of the Company may vote.  Except as described in this Section 4.05, there are no issued or outstanding (A) Ordinary Shares in the share capital or other voting securities of or ownership interests in the Company, (B) securities of the Company convertible into or exchangeable or exercisable for Ordinary Shares in the share capital or other voting securities of or ownership interests in the Company, (C) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for Ordinary Shares or other voting securities or ownership interests in the Company or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or voting securities of the Company (the items in clauses (A) through (D) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities.  The Company is not a party to any voting agreement with respect to the voting of any the Company Securities. The Company is not a party to any agreement with respect to any of its securities granting any registration rights to any Person.

(d)                        The Company has no Subsidiaries.

Section 4.06.                          Operations.

(a)                        Since inception, the Company has not engaged in any business and has had no operations, except as set forth on Section 4.06 of the Company Disclosure Letter.

(b)                        Since January 1, 2018, (i) the business of the Company has been conducted in all material respects in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07.                          Assets and Liabilities.

(a)                        The Company has no Liabilities other than pursuant to the Product License Agreement or as otherwise set forth on Section 4.07(a) of the Company Disclosure Letter.

(b)                        The Company has no assets other than Product Assets or as otherwise set forth on Section 4.07(b) of the Company Disclosure Letter.

Section 4.08.                          Compliance with Laws and Court Orders; Permits.

(a)                        With respect to the Product, Seller and its Affiliates are and have been since January 1, 2018 (i) in compliance with and are not under investigation with respect to, (ii) to Seller’s knowledge, have not been threatened to be charged with, have not been subject to or (iii), to Seller’s knowledge, have not been threatened with an Action concerning, or given notice of any violation of, Applicable Law or Permit, except for failures to comply or with respect to violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Seller or any of its Affiliates that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Transactions.

(b)                        Seller and its Affiliates have (whether directly or pursuant to Contracts in which third parties have effectively granted to Seller or any of its Affiliates the rights of such third parties) in effect all certificates, permits, licenses, franchises, approvals, NDAs, investigational new drug applications (“INDs”), concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Authority (including any Health Authority and any foreign equivalent thereof) (collectively, “Permits”) that are necessary for the Company to own, lease or operate its properties and assets, including the manufacturing, packaging, storage and distribution, and to carry on its business as currently conducted, except where the failure to have such Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All Permits are in full force and effect and will continue to be upon the Closing Date.  All fees and charges with respect to such Permits, as of the date hereof, have been paid in full and all filing, reporting, and maintenance obligations have been completely and timely satisfied.  There have been no occurrences, events, notices, or Actions that are pending, under investigation, or, to Seller’s knowledge, threatened that has resulted in or would reasonably be expected to result in a materially adverse action against any Permit.

(c)                         The Company has not been restrained by a Health Authority or other Person in its ability to conduct or have conducted its business as currently conducted.

Section 4.09.                          Regulatory Matters

(a)                        Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)             the Product has not undergone any material voluntary or involuntary recall, field correction, corrective action, suspension, seizure, detention, discontinuance or withdrawal from the market (collectively “Recall”), including as a result of any Action by the FDA or any other Governmental Authority, nor have Seller, any of Seller’s Affiliates or, to the knowledge of Seller, any of their respective Collaboration Partners, received any written notice that the FDA or any other Governmental Authority has initiated or is considering initiating any such Action or Recall.  Neither Seller, any of Seller’s Affiliates nor, to Seller’s knowledge, any of their respective Collaboration Partners or other Person has sought, is seeking, or is currently threatening or contemplating any Recall of the Product; and

(ii)          neither Seller, any of Seller’s Affiliates nor, to Seller’s knowledge, any of their respective Collaboration Partners have received any written notice from any Governmental Authority (1) terminating, withdrawing, refusing to renew, or refusing to grant any material governmental licenses, Permits, registrations, or authorizations, including any IND, NDA, other clinical trial application or regulatory approval application, or foreign equivalent thereof, or (2) threatening, initiating, or commencing any Action to enjoin production of the Product at any facility and, to the knowledge of Seller, there are no facts which could form the basis for such an Action;

(b)                        With respect to the Product, none of Seller, any of its Affiliates or, to the knowledge of Seller, any of its officers, employees, agents (authorized to speak on behalf of the Company), or to the knowledge of Seller, any of Seller’s or its Affiliates’ Collaboration Partners have made an untrue statement of a material fact or fraudulent statement to any Health Authority, failed to disclose a material fact required to be disclosed to any Health Authority, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto, or for any other Health Authority to invoke any similar policy, except for any act or disclosure or failure to disclose that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                         Neither Seller nor any of its Affiliates nor, to the knowledge of Seller, any of their respective Collaboration Partners, have received or otherwise learned of any complaints, information, or adverse drug experience reports related to the Product that would reasonably be expected to have a Company Material Adverse Effect or that would reasonably prevent the receipt or maintenance of a Permit.

Section 4.10.                          Litigation.  There is no Action or suit (or any basis therefor) pending against, or, to the knowledge of Seller, threatened against or affecting, Seller or any of its Affiliates (with respect to the Product), or the Company, any present or former officer, director or employee of Seller or any of its Affiliates (with respect to the Product), or the Company, or any Person for whom Seller or any of its Affiliates or the Company, as applicable, may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator

(except for any stockholder litigation arising after the date hereof that relates to this Agreement or the Transactions), that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11.                          Intellectual Property.

(a)                        Section 4.11(a) of the Company Disclosure Letter contains a true and complete list of all issued, registered and applied for (i) Owned Intellectual Property Rights (the “Owned Registered IP”) and (ii) Licensed Intellectual Property Rights (the “Licensed Registered IP”).

(b)                        The Company is the sole and exclusive owner of all Owned Intellectual Property Rights and holds all right, title and interest in and to all Owned Intellectual Property Rights and its rights under all Licensed Intellectual Property Rights, in each case free and clear of all Liens (other than Permitted Liens).

(c)                         To the knowledge of Seller, the Product Intellectual Property Rights constitute all of the Intellectual Property Rights necessary to, or used or held for use in, the use, sale, offer for sale, development, manufacture, distribution, importation, commercialization or other exploitation of the Product.  From and after the Closing, neither Seller nor any of its Affiliates shall own, license or otherwise have any right, title or interest in or to any Intellectual Property Rights related to the Product.

(d)                        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)             to the knowledge of Seller, neither the Company nor the use, sale, offer for sale, development, manufacture, distribution, importation, commercialization or other exploitation of the Product has infringed, contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person;

(ii)          there is no Action pending against, or, to the knowledge of Seller, threatened against or affecting, the Company (A) based upon, or challenging or seeking to deny or restrict, any right of the Company in any of the Product Intellectual Property Rights, (B) alleging that any of the Product Intellectual Property Rights is invalid or unenforceable, (C) alleging that any use of any of the Product Intellectual Property Rights or any use, sale, offer for sale, development, manufacture, distribution, importation, commercialization or other exploitation of the Product does or may conflict with, misappropriate, infringe, contribute to the infringement of, or otherwise violate any Intellectual Property Right of any Person or (D) otherwise alleging that the Company has infringed, contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person;

(iii)       none of the Owned Intellectual Property Rights or, to the knowledge of Seller, Licensed Intellectual Property Rights, have been adjudged invalid or unenforceable in whole or part, or in the case of pending Patent applications included in the Product Intellectual Property Rights, have been the subject of a final and non-appealable finding of unpatentability;

(iv)      all of the Owned Registered IP and, to the knowledge of Seller, Licensed Registered IP are valid, enforceable, in full force and effect and subsisting;

(v)         all registration, maintenance and renewal fees applicable to the Owned Registered IP and, to the knowledge of Seller, Licensed Registered IP that are currently due have been paid and all documents and certificates related to such items have been filed with the relevant Governmental Authority or other authorities in the applicable jurisdictions for the purposes of maintaining such items;

(vi)      to the knowledge of Seller, there is no relevant prior art revealed, disclosed or discovered after the issuance of a Patent within the Product Intellectual Property Rights that was not cited during the prosecution of such Patent;

(vii)   to the knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Product Intellectual Property Right;

(viii) the Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights of the Company, the value of which to the Company is contingent upon maintaining the confidentiality thereof and, to the knowledge of Seller, no such Intellectual Property Rights have been disclosed other than to Persons who are bound by written confidentiality agreements that protect the confidentiality of such Intellectual Property Rights;

(ix)      each current and former Person involved in the development or creation of any Owned Intellectual Property Right has executed a written agreement with the Company expressly assigning to the Company all right, title and interest (including all Intellectual Property Rights) in any inventions and works of authorship, whether or not patentable, invented, created, developed, authored, conceived or reduced to practice in the scope of and during the term of such Person’s employment or work for the Company;

(x)         the IT Assets operate and perform in a manner that permits the Company to conduct its business as currently conducted;

(xi)      to the knowledge of Seller, no Person has gained unauthorized access to the IT Assets; and

(xii)   the Company takes commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.

Section 4.12.                          Taxes.

(a)                        Except for failures which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)             all Tax Returns required by Applicable Law to be filed with any Tax Authority by, or on behalf of, the Company have been filed when due in accordance with all Applicable Law;

(ii)          all such Tax Returns are, or shall be at the time of filing, true, correct and complete; and

(iii)       the Company has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Tax Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with FRS 102 an adequate accrual for all Taxes through the end of the last period for which the Company ordinarily records items on its books.

(b)                        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no audit or Action now pending or threatened in writing against or with respect to the Company in respect of any Taxes, and no deficiency in respect of Taxes has been asserted in writing as a result of any audit, examination or Action by any Tax Authority that has not been paid, accrued for or been contested in good faith (with appropriate reserves established in accordance with generally accepted accounting principles in Ireland) and in accordance with Applicable Law.

(c)                         The Company:

(i)             is not, and has not been, a party to any Tax Sharing Agreement pursuant to which it will have any obligation to make any payments for Taxes after the Closing;

(ii)          has not been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries and which included only the Company and/or any of its Subsidiaries); or

(iii)       does not have any liability for the payment of any Tax imposed on any Person (other than the Company) as a transferee or successor, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)                        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no jurisdiction in which the Company does not file Tax Returns has made a claim in writing within the last three years, which has not been resolved, that the Company is or may be liable for Tax in that jurisdiction.

(e)                         The Company has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently effective, other than in connection with an extension of time for filing a Tax Return.

(f)                          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to transactions between the Company and any of its Affiliates, the Company has prepared or caused to have been prepared sufficient documentation that the transfer prices for such transactions (i) comply with applicable law and (ii) satisfy the requirements necessary to mitigate potential penalties under the Code and equivalent provisions of other applicable tax codes.  Seller has made available to Buyer all material written reports and intercompany agreements related to transfer pricing for such fiscal years.

(g)                         The Company carries on activities which would be regarded as a trade within the meaning of the Code and the Company does not carry on activities which would not be regarded as a trade within the meaning of the Code.

(h)                        All capital expenditure in respect of which capital allowances have been claimed under Section 291A of the Code have been properly claimed and meet the conditions under section 291A of the Code.  The Company Disclosure Letter sets out details of the basis on which capital allowances are claimed on an annual basis.

(i)                            The Company has complied with the requirements of Part 29 of the Code in respect of expenditure on research & development and has maintained adequate records to support any research & development tax credits claimed.

(j)                           The Company has not been involved in any transaction or series of transactions that gave rise to a reduction, avoidance, deferral or refund of Tax where the transaction or series of transactions was not undertaken or arranged primarily for purposes other than such reduction, deferral or refund.

(k)                        The Company has not made a mandatory disclosure to a Tax Authority in respect of a transaction or a proposed transaction which enables any person to obtain a Tax advantage and no circumstances exist which mean that the Company should have made such a disclosure but failed to do so.

(l)                            No transaction in respect of which any formal consent or clearance was required or sought from any Tax Authority has been entered into or carried out by the Company without such consent or clearance having first been properly obtained and all information supplied to any Tax Authority or other appropriate authority in connection with the obtaining of any such consent or clearance was fully and accurately disclosed.  Any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent or clearance and the application on which the consent or clearance was based and at a time when such consent or clearance was valid and effective and no facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.

(m)                    No relief has been claimed by and /or given to the Company, or taken into account in determining or eliminating any provision for Tax or deferred Tax in the financial statements of the Company, which will be or is likely to be withdrawn, postponed, restricted or otherwise lost as a result of the transactions under this Agreement, and the execution and Closing of this Agreement will not result in any profit or gain being deemed to accrue to the Company for Tax purposes.

(n)                        Neither the execution of this Agreement nor Closing will result in the loss or withdrawal of any exemption or relief from stamp duty or capital gains Tax granted to the Company on or before Closing.

(o)                        The Company is registered as a taxable person for the purposes of Irish Value-Added Tax (“VAT”) in the jurisdiction in which it is incorporated and nowhere else.  The Company has complied in all material respects with applicable laws relating to VAT, and has made and obtained correct and up-to-date records and documentation for the purposes of such laws.  The Company obtains credit for all input tax paid or suffered by it.  The Company has not been treated as a member of a group for the purposes of VAT legislation.

(p)                        Each document under the control of the Company, or to the production of which the Company is entitled, and on which it relies to prove title to any asset or to establish or defend any right, has been duly stamped, and the Company has duly paid all stamp duty for which it has at any time in the last six (6) years been liable.

(q)                        The Company has, in the last six years, not been subject to any non-routine investigation, audit or visit by any Tax Authority, and no Tax Authority has indicated in writing that it intends to make such an investigation or non-routine audit or visit.

(r)                           Section 757 of the Code did not apply to the Restructuring.

(s)                          The Company and Seller are Irish tax resident companies.

Section 4.13.                          Material Contracts.

(a)                        Section 4.13(a) of the Company Disclosure Letter lists (i) the Product License Agreement and (ii) each Contract that is a Product Asset and involves payment by or to Seller or any of its Affiliates, including for the avoidance of doubt, the Company over $100,000 (each a “Product Contract” and collectively, the “Product Contracts”).  Seller has prior to the date of this Agreement made available to Buyer a true and complete copy of each Product Contract (including all amendments, modifications, extensions and renewals thereto and waivers thereunder).

(b)                        Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)             each Product Contract is valid, binding and in full force and effect and, to Seller’s knowledge, enforceable against the other party or parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity)); and

(ii)          neither Seller nor any of its Affiliates (including, for the avoidance of doubt, the Company), nor, to Seller’s knowledge, any other party to a Product Contract, has breached or violated any  material provision of, or taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Product Contract, and neither the Seller nor any of its Affiliates (including, for the avoidance of doubt the Company) has received written notice that it has materially breached, materially violated or defaulted under any Product Contract.

Section 4.14.                          Sufficiency.  Assuming receipt of all required consents, approvals and authorizations, and assuming the availability of and application to the Product business of the sales, distribution, development, manufacturing, distribution, importation and commercialization resources of Buyer and its Affiliates, the Product Assets (including any Product Assets transferred directly to Buyer or any of its Affiliates hereunder) are adequate in all material respects to continue to conduct the business of the Company, including the use, sale, offer for sale, development, manufacture, distribution, importation, commercialization or other exploitation of the Product, as it is conducted as of the date of this Agreement.  Subject to Section 3.02, after the Restructuring, the Company shall hold all right, title and interest in, to and under the Product Assets free and clear of all Liens.

Section 4.15.                          Finders’ Fees.  There is no investment banker, broker, finder or other similar intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company in connection with the Transactions.

Section 4.16.                          No Other Representations or Warranties.  Except in the case of Fraud, Seller acknowledges and agrees that: (a) the only representations, warranties, covenants and agreements made by Buyer or any of its Affiliates or Representatives or any other Person are the representations, warranties, covenants and agreements made in this Agreement; and  (b) neither Buyer nor any other Person has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding Buyer furnished or made available to Seller and its Representatives except as expressly set forth in this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Except as disclosed in the reports and other documents filed with or furnished to the SEC by Buyer on or following January 1, 2018 and at least five Business Days prior to the date hereof, Buyer represents and warrants to Seller as of the date hereof and as of the Closing that:

Section 5.01.                          Corporate Existence and Power.  Buyer is a legal entity duly incorporated, validly existing and in good standing, if applicable, under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.02.                          Corporate Authorization.  Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by Buyer Board and no other corporate proceedings on the part of Buyer o are necessary to authorize the consummation of the Transactions.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

Section 5.03.                          Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than: (a) compliance with the applicable provisions of the Act;  (b) compliance with any applicable requirements of the HSR Act and any other Competition Laws; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws; (d) compliance with any applicable requirements of Nasdaq Copenhagen, New York Stock Exchange or any other national securities or stock exchange on which securities of Buyer or any of its Affiliates are listed or any other applicable listing authority; and (e) any actions, authorizations, consents, approvals or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.04.                          Non-contravention.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions do not and will not: (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Buyer; (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Buyer or any of its Subsidiaries is entitled under any provision of any Contract or other instrument binding upon Buyer or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Buyer and its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of Buyer or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d) of this Section 5.04, as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.05.                          Financing.  Buyer has, or will have, at the Closing, sufficient funds to pay the Purchase Price contemplated by this Agreement and to perform the obligations of Buyer contemplated by this Agreement.

Section 5.06.                          Legal Proceedings.  As of the date hereof, there is no pending or, to the knowledge of Buyer, threatened, Action against Buyer or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Buyer or any of its Subsidiaries, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.07.                          No Other Representations or Warranties.  Except in the case of Fraud, Buyer acknowledges and agrees that (i) the only representations, warranties, covenants and agreements made by Seller or any of its Affiliates or Representatives or any other Person are the representations, warranties, covenants and agreements made in this Agreement, (ii) neither Seller, the Company nor any other Person has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding Seller, the Company or the Product furnished or made available to Buyer and its Representatives except as expressly set forth in this Agreement (which includes the Company Disclosure Letter) and (iii) Buyer and its Representatives and Affiliates are not acting (including, as applicable, entering into or consummating this Agreement or the Transactions) in reliance on any representation or warranty made by Seller or any of its Affiliates or Representatives or any other Person, whether express or implied, except as expressly set forth in this Agreement (including the corresponding sections of the Company Disclosure Letter).

ARTICLE 6
COVENANTS

Section 6.01.                          Conduct of the Company.  From the date hereof until the Closing, except (i) as expressly required by this Agreement, (ii) as set forth in Section 6.01 of the Company Disclosure Letter, (iii) as required by contractual obligations in existence on the date hereof pursuant to Product Contracts, (iv) as required by Applicable Law or (v) with the prior written consent of Buyer, Seller shall, and shall cause its Affiliates to, conduct the business relating to the Product in the ordinary course consistent with past practice; provided that, without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Affiliates to:

(a)                        sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien on, any Product Intellectual Property Right;

(b)                        enter into, terminate, amend or modify any Product Contract or waive, release or assign any rights, claims or benefits of the Company under any Product Contract, except as would not adversely affect the Company or the Product; or

(c)                         (A) hire, promote or otherwise assign any individual to the role of Field Employee (as defined in Exhibit A) or (B) with respect to any Field Employee, (i) modify the salaries, wage rates, target bonus opportunities, employee benefits or perquisites of such Field Employee, (ii) materially alter the terms of employment of such Field Employee or (iii) terminate the employment of any Field Employee other than for cause.

Section 6.02.                          Efforts to Consummate.

(a)                        Subject to the terms and conditions herein provided, each of the Parties shall use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof, and in any event no later than the End Date, the Transactions, including (i) preparing as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests and other documents and to obtain as reasonably promptly as practicable all consents, approvals, clearances, waivers or orders necessary or advisable to be obtained from any Governmental Authority in order to consummate the Transactions (collectively, the “Governmental Approvals”) and (ii) as reasonably promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals.  In furtherance and not in limitation of the foregoing, each Party agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within ten (10) Business Days following the date of this Agreement, (B) make all other required filings pursuant to any other Regulatory Laws with respect to the Transactions as reasonably promptly as practicable, and (C) not extend any waiting period under the HSR Act or enter into any agreement with the Federal Trade Commission (the “FTC”) or the United States Department of Justice (the “DOJ”) or any other Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties hereto.  Each of Buyer and Seller shall supply as reasonably promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Regulatory Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as possible and in any event no later than the End Date.

(b)                        Each of Buyer and Seller shall, in connection with the actions referenced in Section 6.02 above to obtain all Governmental Approvals under the HSR Act or any other Regulatory Laws, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party and/or its counsel informed of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other Governmental Authority or other Person, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other Party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Authority; provided that such materials may be redacted to remove references concerning the valuation of the business of the Company. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall, on behalf of the Parties, control and lead all communications and strategy related to all Governmental Approvals, in each case after consulting and cooperating with and considering in good faith the views of Seller. Buyer and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.02(b) as “Antitrust Counsel Only Material”.  Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or Seller, as the case may be) or its legal counsel.

(c)                         Notwithstanding anything to the contrary contained herein, the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include: (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Buyer, Seller and their respective Affiliates or (y) otherwise taking or committing to take actions that after Closing would limit Buyer’s and/or its Affiliates’ (including the Company’s) freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Buyer, Seller and/or their respective Affiliates.

Section 6.03.                          Transaction Challenges.

(a)                        From and after the date hereof, Seller shall promptly advise Buyer in writing of any actions, suits or proceedings (including derivative or share shareholder claims) commenced or, to the knowledge of Seller, threatened in writing against Seller or the Company and/or their respective directors or officers relating to the Transactions or this Agreement.  Seller shall consult with Buyer in Seller’s or the Company’s defense or settlement of any such actions, suits or proceedings (other than any litigation or settlement between Seller or any of its Affiliates and Buyer or any of its respective Affiliates) against Seller or the Company or their respective directors or officers, and any actual or threatened complaints or challenges that may be brought in any other court in connection with the Transactions or this Agreement and shall give due consideration to Buyer’s views with respect thereto. Seller shall not agree to any settlement of any such action, suit or proceeding (including derivative or share shareholder claims) without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)                        From and after the date hereof, Buyer shall promptly advise Seller in writing of any actions, suits or proceedings (including derivative or share shareholder claims) commenced or, to the knowledge of Buyer, threatened in writing against Buyer and/or its directors or officers relating to the Transactions or this Agreement.  Buyer shall consult with Seller in Buyer’s defense or settlement of any such actions, suits or proceedings (other than any litigation or settlement between Buyer or any of its Affiliates and Seller or any of its respective Affiliates) against Buyer or its directors or officers, and any actual or threatened complaints or challenges that may be brought any other in connection with the Transactions or this Agreement and shall give due consideration to Seller’s views with respect thereto.  Buyer shall not agree to any settlement of any such action, suit or proceeding (including derivative or share shareholder claims) without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.04.                          Notification of Certain Matters.  Buyer and Seller shall each give prompt notice to the other Party if any of the following occur after the date of this Agreement: (i) receipt of any written notice to the receiving Party from any third party alleging that the consent or approval of such third party is or may be required in connection with the Transactions and such consent could (in the good faith determination of such Party) reasonably be expected to (A) prevent or materially delay the consummation of the Transactions or (B) be material to Buyer or Seller or the Company; (ii) receipt of any notice or other communication from any Governmental Authority in connection with the Transactions; or (iii) the occurrence of an event which would or would be reasonably likely to (A) prevent or materially delay the Transactions or (B) result in the failure of any terms and conditions of this Agreement, including the Conditions, to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies of Seller or Buyer available hereunder and no information delivered pursuant to this Section 6.04 shall update any section of the Company Disclosure Letter or shall affect the representations or warranties of the Parties hereunder.

Section 6.05.                          Public Announcements.  Subject to the requirements of Applicable Law or the applicable stock exchange, the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Transactions or this Agreement.  Buyer and Seller shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by Applicable Law or the applicable stock exchange.

Section 6.06.                          Misallocated Assets; Misdirected Payments and Correspondence.

(a)                        If, following the Closing, any Liability, asset, property or business that is not a Product Asset or is an Excluded Liability and that was required to be assigned or transferred to Seller prior to the Closing pursuant to the Restructuring was not so assigned or transferred, then Buyer shall transfer, or shall cause the Company to transfer, such Liability, asset, property or business (and any Liability related thereto) as soon as practicable to Seller or a Subsidiary of Seller designated by Seller.  If, following the Closing, any Product Asset is found to have been retained by Seller or any of its Affiliates, then Seller shall transfer, or shall cause the applicable Affiliate to transfer, such Product Asset (but not any Liability related thereto) as soon as practicable to the Company.

(b)                        Following the Closing, Seller shall, and shall cause its Subsidiaries to, promptly forward to Buyer or a Subsidiary of Buyer designated by Buyer (i) any payment which per the terms of this Agreement belongs to the Company that is received by Seller or its Subsidiaries after the Closing and (ii) copies of any communications received by Seller or its Subsidiaries after the Closing from a customer or other business partner to the extent related to the business of the Company, including the use, sale, offer for sale, development, manufacture, distribution, importation, commercialization or other exploitation of the Product.

(c)                         Following the Closing, Buyer shall, and shall cause its Subsidiaries to, promptly forward to Seller or a Subsidiary of Seller designated by Seller (i) any payment which per the terms of this Agreement belongs to Seller or its Subsidiaries that is received by Buyer or its Subsidiaries after the Closing and (ii) copies of any communications received by Buyer or its Subsidiaries after the Closing from a customer or other business partner to the extent related to Seller or its Subsidiaries (other than the Company).

(d)                        The Parties agree to treat the ultimate recipient of any such assets or funds transferred to another Party pursuant to this Section 6.06 as having received such assets or funds ab initio for all applicable Tax purposes, to the extent permitted by Law.

Section 6.07.                          Delivery of Product Know-How.  Prior to the Closing, Seller shall use all reasonable efforts to deliver and make available to the Company any and all Know-How included in the Product Intellectual Property Rights (collectively, the “Product Know-How”).  Upon the Company’s reasonable request, following the Closing, Seller shall provide the

Company with all reasonable assistance to enable the Company to understand and use the Product Know-How.

Section 6.08.                          Transition Services.  As soon as practicable following the date hereof, and in any event prior to the Closing, the Parties shall work together in good faith and agree upon commercially reasonable procedures and enter into a definitive transition services agreement (the “TSA”) for the transition from Seller and its relevant Affiliates to Buyer and its relevant Affiliates of all of the activities required to be undertaken by the Product NDA holder, including product supply, adverse experience reporting, quarterly and annual reports to the FDA, handling and tracking of complaints, sample tracking, and communication and providing information to and with health care professionals, customers and the FDA.  After the Closing Date, as between the parties, Buyer shall be responsible for the foregoing activities, but Seller shall provide Buyer and its Affiliates with any and all information and support related to such activities as Buyer may reasonably request.  Seller agrees to make persons with the relevant subject matter expertise available to Buyer and its Affiliates. The Parties agree that the transition services period shall cover a period of up to 6 months after the Closing Date and Buyer will compensate Seller at Seller’s cost for such transition services. The transition services may include Seller providing services to enable continuous supply of the Product as well as to assist Buyer as requested to negotiate new supply chain agreements related to the Product.

Section 6.09.                          New Corporate Name; Seller Names and Marks.

(a)                        As promptly as reasonably practicable, and in any event not later than one hundred twenty (120) days, after the Closing, Buyer shall cause the Company to (i) change its corporate name to a name that does not contain the Seller Names and Marks (the “New Corporate Name”) and (ii) either (A) update the Product NDA to reflect the change in corporate name of the Company to the New Corporate Name or (B) transfer the Product NDA to Buyer or its designated Affiliate (the date such Product NDA is so updated or transferred, the “Product Registration Transfer Date”).

(b)                        Effective as of the Closing, Seller hereby grants to Buyer and its Affiliates (including the Company) an interim, sublicensable, royalty-free, fully-paid up, license to continue to use, consistent with Seller’s practice prior to the Closing Date, the Seller Names and Marks in connection with the use sale, offer for sale, development, manufacture, distribution, importation, commercialization or other exploitation of the Product for the period beginning on the Closing Date and ending ninety (90) days after the Product Registration Transfer Date (the “Product Transition Date”).  Notwithstanding anything in this Section 6.09 to the contrary, following the Product Transition Date, (i) with respect to any inventories bearing the Seller Names and Marks as of the Product Transition Date, Buyer and its Affiliates shall be permitted to sell such inventories until the expiration of the applicable shelf lives thereof and (ii) with respect to any advertising and promotional materials bearing the Seller Names and Marks that exist as of the Product Transition Date, Buyer and its Affiliates shall be permitted to continue to use such advertising and promotional materials in perpetuity so long as Buyer and its Affiliates revise such advertising and promotional materials to delete, strike over, sticker over, or otherwise remove or cover all references to the Seller Names and Marks.  For the avoidance of doubt, nothing in this Agreement shall prevent Buyer or any of its Affiliates from making any fair use of the Seller Names and Marks.

Section 6.10.                          Purchase of the Inventory.  Pursuant to an assignment agreement mutually acceptable to Buyer and Seller, at the Closing, after satisfaction of the conditions set forth in Article 8 or to the extent permitted under Applicable Law, waiver in writing of those conditions at the Closing by the party or parties entitled to the benefit of such conditions (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted under Applicable Law, waiver in writing of those conditions at the Closing by the party or parties entitled to the benefit of such conditions), Seller shall transfer the Inventory from Strongbridge U.S. Inc. to Buyer or an Affiliate of Buyer designated by Buyer, including the Company, at cost.

Section 6.11.                          Cooperation.  Prior to the Closing, Seller and Buyer shall work together in good faith to memorialize the term sheet on Exhibit A into a definitive Services Agreement.

ARTICLE 7
TAX MATTERS

Section 7.01.                          Tax Elections, Amendments, etc.

(a)                        Without the prior written consent of Buyer, none of Seller, the Company and any Affiliate of Seller shall, to the extent it may affect or relate to the Company, make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax Claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or take any action or fail to take any action which action or failure to act would reasonably be expected to result in the Company (i) changing its country of residence for tax purposes, or (ii) no longer qualifying for Orphan Drug credits or other tax credits currently available to the Company;

(b)                        Except (i) as required by Applicable Law or commercial exigencies or (ii) to the extent related to the Migration, without the prior written consent of Seller, none of Buyer, the Company or any Affiliate of Buyer shall following the Closing make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any material Tax Returns or file claims for material Tax refunds, or take any action or fail to take any action which action or failure to act would reasonably be expected to result the incurrence of (i) additional Tax by Seller or any of its Affiliates or Shareholders or (ii) any additional liability for Covered Taxes under Section 8.02(iv).

Section 7.02.                          Tax Returns.

(a)                        Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are due after the Closing Date. Each such Tax Return that relates to a Pre-Closing Tax Period shall be prepared in a manner consistent with past practice. Buyer shall ensure that, to the extent that Covered Taxes may be affected: (i) Seller receives copies of, or extracts from, all written correspondence to, or from, any Tax Authority insofar as it is relevant to a Pre-Closing Tax Period; and (ii) Seller receives drafts of any Tax Returns relating to a Pre-Closing Tax Period at least 10 Business Days prior to filing and any reasonable revisions to such Tax Returns with respect to Covered Taxes as are requested by Seller are incorporated within a reasonable time period. Any Covered Taxes shown as due and payable on any such Tax Return with respect to the Company shall be paid by Seller, save for any increase in Covered Taxes resulting from a breach by Buyer of its obligations under this Agreement.

(b)                        Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority, and (ii) to use commercially reasonable efforts to provide the other party with at least thirty (30) days’ prior written notice before destroying any such books and records, during which period the party receiving the notice can elect to take possession, at its own expense, of such books and records.

(c)                         Buyer and Seller further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of the Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

Section 7.03.                          Transfer Taxes.  All transfer Taxes incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax but excluding stamp duties, which shall be borne by Buyer) shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns.

Section 7.04.                          Tax Sharing.  Any and all existing Tax Sharing Agreements between Seller and any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, shall be terminated as of the Closing Date.  After the Closing Date, the Company shall not have any further rights or liabilities thereunder.

Section 7.05.                          Certain Disputes.  Disputes that arise under this Article 8 and are not resolved by mutual agreement within 30 days shall be resolved by a nationally recognized expert in the relevant area with no material relationship with Buyer, Seller or their Affiliates (the “Referee”), chosen and mutually acceptable to both Buyer and Seller within five days of the date on which the need to choose the Referee arises.  The Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require.  The costs, fees and expenses of the Referee shall be borne equally by Buyer and Seller.

Section 7.06.                          Change of Tax Law.  In the event that, Prior to the Migration, an Applicable Law is enacted (or, if reasonably likely to be applicable to the Migration, proposed), that would impose Irish Tax as a result of or related to the Migration at a rate or effective rate higher than the Anticipated Migration Tax Rate Buyer and Seller shall make commercially reasonable efforts to restructure the  manner in which the Product is held or transferred or take such other reasonable actions as would result in the Migration being subject to Irish Tax at a rate or effective rate no higher than the Anticipated Migration Tax Rate.

Section 7.07.                          Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 7 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.01.                          Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction (or, to the extent permitted under Applicable Law, waiver in writing by each of Buyer and Seller) of the following conditions:

(a)                        The Restructuring shall have been consummated.

(b)                        Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated.

(c)                         No provision of any Applicable Law shall restrain, enjoin or otherwise prohibit the consummation of the Closing (“Legal Restraint”).

(d)                        All conditions to closing under the Share Purchase Agreement shall have been satisfied or, to the extent permitted under Applicable Law, waived in writing by the party or parties entitled to the benefit of such conditions, and the parties to the Share Purchase Agreement shall have indicated to the parties to this Agreement that they are prepared to close under the Share Purchase Agreement, which closing shall take place simultaneously with the Closing hereunder.

Section 8.02.                          Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing are subject to the satisfaction (or, to the extent permitted under Applicable Law, waiver in writing by Buyer) of the following further conditions:

(a)                        (i) the representations and warranties of Seller set forth in Section 4.02 (corporate authorization) and Section 4.05 (capitalization) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing as though made at and as of the Closing; (ii) the representations and warranties of Seller set forth in Section 4.15 (finders fees) shall be true and correct (without giving effect to any qualification set forth therein as to “materiality,” “Material Adverse Effect,” or other qualifications based on the word “material” or similar phrases) in all material respects,  (iii) each of the other representations and warranties of Seller set forth in Article 4 shall be true and correct (without giving effect to any qualification set forth therein as to “materiality,” “Material Adverse Effect,” or other qualifications based on the word “material” or similar phrases) at and as of the date hereof and at and as of the Closing as though made at and as of the Closing, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided that with respect to sub-clauses (i) through (iii) hereof, the representations and warranties that expressly by their terms relate to a particular date or period shall be true and correct (in the manner set forth in sub-clauses (i) through (iii), as applicable), only with respect to such date or period.

(b)                        Seller shall have performed in all material respects all of its respective obligations hereunder required to be performed by it prior to the Closing.

(c)                         Since the date hereof, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                        Buyer shall have received a certificate duly executed by an executive officer of Seller certifying as to the satisfaction of the conditions set forth in Sections 8.02(a) and 8.02(b).

Section 8.03.                          Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction (or, to the extent permitted under Applicable Law, waiver in writing by Seller) of the following further conditions:

(a)                        The representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the date hereof and at and as of the Closing Date as if made at and as of such date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)                        Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by them prior to the Closing.

(c)                         Seller shall have received a certificate duly executed by an authorized officer of Buyer certifying as to the satisfaction of the conditions set forth in Sections 8.03(a) and 8.03(b).

ARTICLE 9
SURVIVAL; INDEMNIFICATION

Section 9.01.                          Survival.  The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the 18 month anniversary of the Closing Date; provided that the representations and warranties in Section 4.01 (corporate existence and power), Section 4.02 (corporate authorization), Section 4.04 (noncontravention of Organizational Documents), Section 4.05 (capitalization), Section 4.08 (compliance with laws and court orders; permits), Section 4.11(b) (title to Intellectual Property Rights), Section 4.11(c) (sufficiency of Intellectual Property Rights) , Section 4.14 (sufficiency) and Section 4.15 (finders fees) (such Sections, collectively, the “Seller Fundamental Representations”) and Section 5.01 (corporate existence and power) and Section 5.02 (corporate authorization) (such Sections, collectively, the “Buyer Fundamental Representations”) shall survive indefinitely or until the latest date permitted by law; provided, further, that the representations and warranties in  Section 4.12 (Taxes) shall survive until 30 days following the expiration of the applicable statute of limitations.  The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given as provided in this Article 9 to the party against whom such indemnity may be sought prior to such time.

Section 9.02.                          Indemnification of Buyer Indemnified Parties.  Effective at and after the Closing, Seller hereby indemnifies Buyer and its Affiliates (including after the Closing, the Company) and their respective officers, directors, managers, employees, agents, successors and assignees (collectively, the “Buyer Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Damages (whether involving a Third-Party Claim or a claim solely between the parties hereto) incurred or suffered by the Buyer Indemnified Parties (regardless of whether such Damages arise as a result of the negligence, strict liability or any other Liability under any theory of law or equity of any Buyer Indemnified Party) arising out of or resulting from:

(i)             any inaccuracy, misrepresentation or breach of any representation or warranty of Seller in this Agreement or in any certificate or other writing delivered pursuant hereto (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) (“Seller Warranty Breach”);

(ii)          any breach of any covenant or agreement of Seller or the Company in this Agreement (or any breach of any covenant or agreement of Seller or the Company in this Agreement prior to the Closing);

(iii)       any Excluded Liabilities;

(iv)      any Covered Tax; and

(v)         the Restructuring, any element thereof or any action taken by, or transaction entered into or participated in by, the Company, Seller or any of their respective Affiliates in relation to or connection with the Restructuring, constituting a breach of Applicable Law (including, without limitation, section 82 of the Companies Act (unlawful financial assistance) and section 117 of the Companies Act (unlawful distributions));

provided that Seller shall not be liable for any Seller Warranty Breach (other than in respect of a breach of any Seller Fundamental Representations) unless the aggregate amount of Damages with respect to all such Seller Warranty Breaches exceeds $1,450,000, and Seller’s maximum liability with respect to such Seller Warranty Breaches shall not exceed $14,500,000.

Section 9.03.                          Indemnification of the Seller Indemnified Parties.  Effective at and after the Closing, Buyer hereby indemnifies Seller and its Affiliates and their respective officers, directors, managers, employees, agents, successors and assignees (collectively, the “Seller Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Damages (whether involving a Third-Party Claim or a claim solely between the parties hereto) incurred or suffered by the Seller Indemnified Parties (regardless of whether such Damages arise as a result of the negligence, strict liability or any other Liability under any theory of law or equity of any Seller Indemnified Party) arising out of or resulting from:

(i)             any inaccuracy, misrepresentation or breach of any representation or warranty of Buyer in this Agreement or in any certificate or other writing delivered pursuant hereto (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) (“Buyer Warranty Breach”);

(ii)          any breach of any covenant or agreement of Buyer in this Agreement (or any breach of any covenant or agreement of Buyer or any of its Subsidiaries in this Agreement prior to the Closing); and

(iii)       any Liabilities of the Company that do not constitute Excluded Liabilities;

provided that Buyer shall not be liable for any Buyer Warranty Breach (other than in respect of a breach of any Buyer Fundamental Representations) unless the aggregate amount of Damages with respect to all such Buyer Warranty Breaches exceeds $1,450,000, and Buyer’s maximum liability shall not exceed $14,500,000 with respect to such Buyer Warranty Breaches.

Section 9.04.                          Third-Party Claim Procedures.

(a)                        The party seeking indemnification under Section 9.02 or Section 9.03  (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (“Third-Party Claim”) in respect of which indemnity may be sought thereunder. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)                        The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section 9.04, shall be entitled to control and appoint lead counsel reasonably acceptable to the Indemnified Party for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that, based on the facts set forth in the notice required by Section 9.04(a), it would have an indemnity obligation for the Damages resulting from such Third-Party Claim as provided under this Article 9 and (ii) furnish the Indemnified

Party with reasonably satisfactory evidence that the Indemnifying Party has adequate resources to defend the Third-Party Claim and fulfill its indemnity obligations hereunder.

(c)                                  The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim if (i) the Indemnifying Party does not deliver the acknowledgment and evidence referred to in Section 9.04(b) within 30 days of receipt of notice of the Third-Party Claim pursuant to Section 9.04(a), (ii) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (iv) the Third-Party Claim relates to or otherwise involves a claim by a Governmental Authority or a customer of the Company, (v) the Indemnifying Party has failed or is failing to prosecute or defend the Third-Party Claim vigorously, (vi) in the case of a Buyer Indemnified Party, the amount of the Third-Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in any Damages, together with all other unresolved claims for indemnification by the Buyer Indemnified Parties, that would not be available for recovery under this Article 9 or (vii) the Third-Party Claim is with respect to Covered Taxes (a “Tax Claim”).

(d)                                 If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 9.04, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third-Party Claim; provided that consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) such settlement includes an unconditional release of the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, from all Liability on claims that are the subject matter of such Third-Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.  An Indemnified Party may not settle any Third-Party Claim for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Indemnified Party may admit liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent so long as the Indemnified Party releases, to the reasonable satisfaction of the Indemnifying Party, any claims to indemnification with respect to such Third-Party Claim pursuant to this Article 9.

(e)                         In circumstances where the Indemnifying Party is controlling the defense of a Third-Party Claim in accordance with the foregoing, the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) to the extent incurred by the Indemnified Party prior to the date that the Indemnifying Party assumes control of the defense of the Third-Party Claim or (ii) if the Indemnified Party is advised by counsel that (A) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (B) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party.  In the case of the foregoing clause (ii), the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third-Party Claim and cooperate with the Indemnified Party in connection therewith.

(f)                          Buyer shall be entitled to control Tax Contests and appoint lead counsel reasonably acceptable to Seller for such defense. Buyer may not settle any Tax Contest for which it is seeking indemnification hereunder without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall be entitled to participate in Tax Contests and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by Seller.

(g)                         Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 9.05.                          Direct Claim Procedures.  In the event an Indemnified Party has a claim for indemnity under Section 9.02 or Section 9.03 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.  If the Indemnifying Party does not notify the Indemnified Party in writing within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a Liability of the Indemnifying Party and the Indemnified Party shall be entitled to prompt payment of all Damages arising out of such claim in accordance with this Article 9.  If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.06.

Section 9.06.                          Exclusive Remedy.  The indemnification provisions contained in this Article 9 shall be the exclusive remedy for any breach of the representations, warranties, covenants and agreements set forth in this Agreement or any other matter arising pursuant to this Agreement or the transactions contemplated hereby, except claims based upon Fraud.

Section 9.07.                          Purchase Price Adjustment.  Any amount paid by Seller or Buyer under this Article 9 shall be treated as an adjustment to the Purchase Price.

ARTICLE 10
TERMINATION

Section 10.01.                   Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                        by mutual written agreement of Seller and Buyer; or

(b)                        by either Seller or Buyer, if:

(i)             the Closing has not occurred on or before May 1, 2019 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been a principal cause of, or resulted in, the failure of the Closing to be consummated by such date;

(ii)          any Legal Restraint shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been a principal cause of, or resulted in, such Legal Restraint being or remaining in effect; or

(iii)       the Share Purchase Agreement has been terminated in accordance with its terms.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other parties in accordance with Section 11.01.

Section 10.02.                   Effect of Termination.  If this Agreement is terminated as permitted by Section 10.01, such termination shall be without Liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that the termination of this Agreement shall not relieve or release any Person from any Liability arising out of its willful breach of this Agreement or any Fraud.  The provisions of this Section 10.02 and Sections 11.01, 11.03, 11.05, 11.06 and 11.07 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

Section 11.01.                   Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“email”) transmission, so long as a receipt of such email is requested and received) and shall be given, if to Buyer, to:

Novo Nordisk Healthcare AG
Thurgauerstrasse 36, 8050
Zürich, Switzerland
Attention: EVP of Biopharm and General Counsel

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: William H. Aaronson

Email: william.aaronson@davispolk.com

if to Seller, to:

Strongbridge Biopharma plc
900 Northbrook Drive
Suite 200

Trevose, PA 19053
Attention: Stephen J. Long
Email: s.long@strongbridgebio.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

Attention:  Graham Robinson

Email:            graham.robinson@skadden.com

or such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 11.02.                   Amendments and Waivers.

(a)                        No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Buyer and the Company.  No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving parties.

(b)                        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03.                   Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.04.                   Successors and Assignees.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, except as provided in this Section 11.04, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.  Notwithstanding the foregoing, Buyer may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Seller to (i) one or more of its Affiliates or (ii) in connection with a Product Sale.  Except in connection with a Product Sale by Buyer, no transfer or assignment hereunder shall relieve either Party of its obligations hereunder or enlarge, alter or change any obligation of any Party.

Section 11.05.                   Governing Law.  This Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.06.                   Jurisdiction.  The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action so long as one of such courts shall have subject matter jurisdiction over such Action, and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum.  Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.07.                   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.08.                   Counterparts; Effectiveness; No Third-Party Beneficiaries.  This Agreement may be signed in any number of counterparts (including by electronic means) with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or Liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 11.09.                   Entire Agreement.  This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreement.

Section 11.10.                   Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11.                   Specific Performance.  Each party to this Agreement acknowledges and agrees that the other parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Therefore, notwithstanding anything to the contrary set forth in this Agreement, each party to this Agreement hereby agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by any other party under this Agreement, and each party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.  The equitable remedies described in this Section 11.11 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NOVO NORDISK HEALTHCARE AG

By:
Name:
Title:

[Signature Page Continues]

[Signature Page to Macrilen Acquisition Agreement]

STRONGBRIDGE BIOPHARMA PUBLIC LIMITED COMPANY

By:
Name:
Title:

[Signature Page to Macrilen Acquisition Agreement]

Exhibit A: Services Agreement Term Sheet

See attached.

Exhibit A